Exhibit 1.1

1-1-2021 (Optional Use Date) 2-1-2021 (Mandatory Use Date)

WB-15 COMMERCIAL OFFER TO PURCHASE

1 LICENSEE DRAFTING THIS OFFER ON March 4, 2022 [DATE] IS (AGENT OF BUYER)

2 (AGENT OF SELLER/LISTING FIRM) (AGENT OF BUYER AND SELLER) STRIKE THOSE NOT APPLICABLE

3 The Buyer, J. Jeffers & Co., LLC, and/or its assigns ,

4 offers to purchase the Property known as See Addendum A

6 [e.g., Street Address, Parcel Number(s), legal description, or insert additional description, if any, at lines 620-

7 650, or attach as an addendum per line 676] in the City of Racine , County
8 of Racine Wisconsin, on the following terms:
9 PURCHASE PRICE The purchase price is

10 Three Million Two Hundred Fifty Thousand Dollars ($ 3,250,000.00 ).

11 INCLUDED IN PURCHASE PRICE Included in purchase price is the Property, all Fixtures on the Property as of the date

12 stated on line 1 of this Offer (unless excluded at lines 20-23), and the following additional items:

13 All equipment or other personal property located on the Property and used in connection with the operation or maintenance

14 of the Property, as more particularly described in Addendum A.

16 All personal property included in purchase price will be transferred by bill of sale ~~or~~ free and clear of all liens and encumbrances

17 NOTE: The terms of this Offer, not the listing contract or marketing materials, determine what items are included

18 or not included.

19 NOT INCLUDED IN PURCHASE PRICE Not included in purchase price is Seller’s personal property (unless included at

20 lines 12-15) and the following: _Certain cranes, overhead and free-standing, to be identified by Seller and approved by

21 Buyer prior to closing.

23 .

24 CAUTION: Identify trade fixtures owned by tenant, if applicable, and Fixtures that are on the Property (see lines 26-

25 34) to be excluded by Seller or that are rented and will continue to be owned by the lessor.

26 “Fixture” is an item of property which is physically attached to or so closely associated with land or improvements so as to

27 be treated as part of the real estate, including, without limitation, physically attached items not easily removable without

28 damage to the premises, items specifically adapted to the premises and items customarily treated as fixtures, including, but

29 not limited to, all: garden bulbs; plants; shrubs and trees; screen and storm doors and windows; electric lighting fixtures;

30 window shades; curtain and traverse rods; blinds and shutters; central heating and cooling units and attached equipment;

31 water heaters and treatment systems; sump pumps; attached or fitted floor coverings; awnings; attached antennas; garage

32 door openers and remote controls; installed security systems; central vacuum systems and accessories; in-ground sprinkler

33 systems and component parts; built-in appliances; ceiling fans; fences; storage buildings on permanent foundations and

34 docks/piers on permanent foundations. A Fixture does not include trade fixtures owned by tenants of the Property.

35 CAUTION: Exclude Fixtures not owned by Seller such as rented fixtures. See lines 20-23.

36 BINDING ACCEPTANCE This Offer is binding upon both Parties only if a copy of the accepted Offer is delivered to Buyer

37 on or before 5pm on March 11, 2022 . Seller may keep the Property

38 on the market and accept secondary offers after binding acceptance of this Offer.

39 CAUTION: This Offer may be withdrawn prior to delivery of the accepted Offer.

40 ACCEPTANCE Acceptance occurs when all Buyers and Sellers have signed one copy of the Offer, or separate but identical

41 copies of the Offer.

42 CAUTION: Deadlines in the Offer are commonly calculated from acceptance. Consider whether short term

43 deadlines running from acceptance provide adequate time for both binding acceptance and performance.

44 CLOSING

45 To take place as described in Addendum A ~~at the place selected by Seller,~~

46 unless otherwise agreed by the Parties in writing. If the date for closing falls on Saturday, Sunday, or a federal or a state

47 holiday, the closing date shall be the next Business Day.

48 CAUTION: To reduce the risk of wire transfer fraud, any wiring instructions received should be independently

49 verified by phone or in person with the title company, financial institution, or entity directing the transfer. The real

50 estate licensees in this transaction are not responsible for the transmission or forwarding of any wiring or money

51 transfer instructions.

52 EARNEST MONEY

~~53~~ ■ ~~EARNEST MONEY of $ accompanies this Offer.~~

~~54 If Offer was drafted by a licensee, receipt of the earnest money accompanying this Offer is acknowledged.~~

55 ■ EARNEST MONEY of $ See Addendum A ~~will be mailed, or commercially, electronically~~
~~56 or personally delivered within days (“5” if left blank) after acceptance.~~

~~57 All earnest money shall be delivered to and held by (listing Firm) (drafting Firm) (other identified as~~

~~58 ) STRIKE THOSE NOT APPLICABLE~~

~~59 (listing Firm if none chosen; if no listing Firm, then drafting Firm; if no Firm then Seller).~~

~~60 CAUTION: If a Firm does not hold earnest money, an escrow agreement should be drafted by the Parties or an~~

~~61 attorney as lines 64-84 do not apply. If someone other than Buyer pays earnest money, consider a special~~

~~62 disbursement agreement.~~

63 ■ THE BALANCE OF PURCHASE PRICE will be paid in cash or equivalent at closing unless otherwise agreed in writing.

64 ■ DISBURSEMENT IF EARNEST MONEY HELD BY A FIRM: If negotiations do not result in an accepted offer and the

65 earnest money is held by a Firm, the earnest money shall be promptly disbursed (after clearance from payer's depository

66 institution if earnest money is paid by check) to the person(s) who paid the earnest money. At closing, earnest money shall

67 be disbursed according to the closing statement. If this Offer does not close, the earnest money shall be disbursed according

68 to a written disbursement agreement signed by all Parties to this Offer. If said disbursement agreement has not been

69 delivered to the Firm holding the earnest money within 60 days after the date set for closing, that Firm may disburse the

70 earnest money: (1) as directed by an attorney who has reviewed the transaction and does not represent Buyer or Seller;

71 (2) into a court hearing a lawsuit involving the earnest money and all Parties to this Offer; (3) as directed by court order; (4)

72 upon authorization granted within this Offer; or (5) any other disbursement required or allowed by law. The Firm may retain

73 legal services to direct disbursement per (1) or to file an interpleader action per (2) and the Firm may deduct from the

74 earnest money any costs and reasonable attorneys’ fees, not to exceed $250, prior to disbursement.

75 ■ LEGAL RIGHTS/ACTION: The Firm’s disbursement of earnest money does not determine the legal rights of the Parties

76 in relation to this Offer. Buyer's or Seller's legal right to earnest money cannot be determined by the Firm holding the earnest

77 money. At least 30 days prior to disbursement per (1), (4) or (5) above, where the Firm has knowledge that either Party

78 disagrees with the disbursement, the Firm shall send Buyer and Seller written notice of the intent to disburse by certified

79 mail. If Buyer or Seller disagrees with the Firm’s proposed disbursement, a lawsuit may be filed to obtain a court order

80 regarding disbursement. Small Claims Court has jurisdiction over all earnest money disputes arising out of the sale of

81 residential property with one-to-four dwelling units. Buyer and Seller should consider consulting attorneys regarding their

82 legal rights under this Offer in case of a dispute. Both Parties agree to hold the Firm harmless from any liability for good

83 faith disbursement of earnest money in accordance with this Offer or applicable Department of Safety and Professional

84 Services regulations concerning earnest money. See Wis. Admin. Code Ch. REEB 18.

85 TIME IS OF THE ESSENCE “Time is of the Essence” as to: (1) earnest money payment(s); (2) binding acceptance; (3)

86 occupancy; (4) date of closing; (5) contingency Deadlines STRIKE AS APPLICABLE and all other dates and Deadlines in

87 this Offer except:none

88 . If “Time is of the Essence” applies to a date or Deadline,

89 failure to perform by the exact date or Deadline is a breach of contract. If "Time is of the Essence" does not apply to a date

90 or Deadline, then performance within a reasonable time of the date or Deadline is allowed before a breach occurs.

~~91 PROPERTY CONDITION REPRESENTATIONS Seller represents to Buyer that as of the date of acceptance Seller has~~

~~92 no notice or knowledge of Conditions Affecting the Property or Transaction (lines 104-173) other than those identified in~~

~~93 Seller~~’~~s disclosure report dated~~

~~and a Real Estate Condition Report, if applicable, dated~~

~~94 , which was/were received by Buyer prior to Buyer signing this Offer and which is/are made a part of this~~

~~95 offer by reference COMPLETE DATES OR STRIKE AS APPLICABLE and~~

~~98 INSERT CONDITIONS NOT ALREADY INCLUDED IN THE DISCLOSURE OR CONDITION REPORT(S).~~

~~99 CAUTION: If the Property includes 1-4 dwelling units, a Real Estate Condition Report containing the disclosures~~

~~100 provided in Wis. Stat.~~ § ~~709.03 may be required. Excluded from this requirement are sales of property that has~~

~~101 never been inhabited, sales exempt from the real estate transfer fee, and sales by certain court-appointed~~

~~102 fiduciaries, for example, personal representatives, who have never occupied the Property. Buyer may have~~

~~103 rescission rights per Wis. Stat.~~ § ~~709.05.~~

~~104 “Conditions Affecting the Property or Transaction” are defined to include:~~

~~105 a. Defects in the structure or structural components on the Property, e.g. roof, foundation (including cracks, seepage, and~~

~~106 bulges), basement or other walls.~~

~~107 b. Defects in mechanical systems, e.g. HVAC (including the air filters and humidifiers), electrical, plumbing, septic, wells,~~

~~108 fire safety, security or lighting.~~

~~109 c. Defects in a well on the Property or in a well that serves the Property, including unsafe well water, a joint well serving~~

~~110 the Property or any Defect related to a joint well serving the Property.~~

~~111 d. Water quality issues caused by unsafe concentrations of or unsafe conditions relating to lead.~~

~~112 e. Defects in septic system or other private sanitary disposal system on or serving the Property or any out~~−~~of~~−~~service~~

~~113 septic system serving the Property not closed or abandoned according to applicable regulations.~~

~~114 f. Underground or aboveground storage tanks presently or previously on the Property for storage of flammable or~~

~~115 combustible liquids, including but not limited to gasoline and heating oil, or any Defects in such tanks presently or previously~~

~~116 on the Property; LP tanks on the Property or any defects in such LP tanks.~~

~~117 g. Defect or contamination caused by unsafe concentrations of, or unsafe conditions relating to, lead in paint, lead in soil,~~

~~118 presence of asbestos or asbestos-containing materials, radon, radium in water supplies, mold, pesticides or other potentially~~

~~119 hazardous or toxic substances on the Property.~~

~~120 h. Manufacture of or spillage of methamphetamine (meth) or other hazardous or toxic substances on the Property.~~

~~121 i. Zoning or building code violations, any land division involving the Property for which required state or local permits had~~

~~122 not been obtained, nonconforming structures or uses, conservation easements.~~

~~123 j. Special purpose district, such as a drainage district, lake district, sanitary district or sewer district, that has the authority~~

~~124 to impose assessments against the real property located within the district.~~

~~125 k. Proposed, planned or commenced construction of public improvements which may result in special assessments or~~

~~126 otherwise materially affect the Property or the present use of the Property.~~

~~127 l. Federal, state or local regulations requiring repairs, alterations or corrections of an existing condition, such as orders to~~

~~128 correct building code violations.~~

~~129 m. Flooding, standing water, drainage problems or other water problems on or affecting the Property.~~

~~130 n. Material damage from fire, wind, floods, earthquake, expansive soils, erosion or landslides.~~

~~131 o. Nearby airports, freeways, railroads or landfills, or significant odor, noise, water intrusion or other irritants emanating~~

~~132 from neighboring property.~~

~~133 p. Current or previous termite, powder post beetle, or carpenter ant infestations or Defects caused by animal, reptile, or~~

~~134 insect infestations.~~

~~135 q. Property or portion of the Property in a floodplain, wetland or shoreland zoning area under local, state or federal~~

~~136 regulations.~~

~~137 r. Property is subject to a mitigation plan required under administrative rules of the Department of Natural Resources~~

~~138 related to county shoreland zoning ordinances, which obligates the owner of the Property to establish or maintain certain~~

~~139 measures related to shoreland conditions and which is enforceable by the county.~~

~~140 s. Nonowners having rights to use part of the Property, other than public rights-of-way, including, but not limited to, private~~

~~141 rights~~−~~of~~−~~way and private easements, other than recorded utility easements; lack of legal access or access restrictions;~~

~~142 restrictive covenants and deed restrictions; shared fences, walls, wells, driveways, signage or other shared usages; or~~

~~143 leased parking.~~

~~144 t. Boundary or lot line disputes, encroachments, or encumbrances affecting the Property.~~

~~145 u. High voltage electric (100 KV or greater) or steel natural gas transmission lines located on but not directly serving the~~

~~146 Property.~~

~~147 v. Structure on the Property designated as a historic building, all or any part of the Property located in a historic district, or~~

~~148 burial sites or archeological artifacts on the Property.~~

~~149 w. All or part of the land has been assessed as agricultural land, the owner has been assessed a use-value conversion~~

~~150 charge or the payment of a use-value conversion charge has been deferred.~~

~~151 x. All or part of the Property is subject to, enrolled in or in violation of a certified farmland preservation zoning district or a~~

~~152 farmland preservation agreement, or a Forest Crop, Managed Forest Law (see disclosure requirements in Wis. Stat.~~ §

~~153 710.12), Conservation Reserve or a comparable program.~~

~~154 y. A pier is attached to the Property that is not in compliance with state or local pier regulations, a written agreement~~

~~155 affecting riparian rights related to the Property; or the bed of the abutting navigable waterway is owned by a hydroelectric~~

~~156 operator.~~

~~157 z. A dam is totally or partially located on the Property; or an ownership interest in a dam not located on the Property will~~

~~158 be transferred with the Property because the dam is owned collectively by a homeowners~~’ ~~association, lake district, or~~

~~159 similar group of which the Property owner is a member.~~

~~160 aa. Government investigation or private assessment/audit of environmental matters conducted.~~

~~161 bb. Presence of or a Defect caused by unsafe concentrations of, unsafe conditions relating to, or the storage of hazardous~~

~~162 or toxic substances on neighboring properties.~~

~~163 cc. Owner~~’~~s receipt of notice of property tax increases, other than normal annual increases, or notice or knowledge of a~~

~~164 pending property reassessment, remodeling that may increase the property~~’~~s assessed value, or pending special~~

~~165 assessments.~~

~~166 dd. Agreements that bind subsequent owners of the property, such as a lease agreement or an extension of credit from~~

~~167 an electric cooperative.~~

~~168 ee. Remodeling, replacements, or repairs affecting the Property~~’~~s structure or mechanical systems that were done or~~

~~169 additions to the Property that were made during the owner~~’~~s period of ownership without the required permits.~~

~~170 ff. Rented items located on the Property or items affixed to or closely associated with the Property.~~

~~171 gg. Owner is a foreign person as defined in the Foreign Investment in Real Property Tax Act in 26 IRC § 1445(f).~~

~~172 hh. Other Defects affecting the Property, including, without limitation, drainage easement or grading problems; or excessive~~

~~173 sliding, settling, earth movement or upheavals.~~

~~174 PROPOSED USE CONTINGENCIES: This Offer is contingent upon Buyer obtaining, at Buyer~~’~~s expense, the reports or~~

~~175 documentation required by any optional provisions checked on lines 185-197 below. The optional provisions checked on~~

~~176 lines 185-197 shall be deemed satisfied unless Buyer, within days (“30” if left blank) after acceptance, delivers: (1)~~

~~177 written notice to Seller specifying those optional provisions checked below that cannot be satisfied and (2) written evidence~~

~~178 substantiating why each specific provision referred to in Buyer~~’~~s notice cannot be satisfied. Upon delivery of Buyer~~’~~s notice,~~

~~179 this Offer shall be null and void. Seller agrees to cooperate with Buyer as necessary to satisfy the contingency provisions~~

~~180 checked at lines 185-197.~~

~~181 Proposed Use: Buyer is purchasing the Property for the purpose of:~~

~~183 [insert proposed use and type and~~

~~184 size of building, if applicable; e.g. restaurant/tavern with capacity of 350 and 3 second floor dwelling units].~~

~~185 ZONING: Verification of zoning and that the Property~~’~~s zoning allows Buyer~~’~~s proposed use described at lines~~

~~186 181-183.~~

~~187 EASEMENTS AND RESTRICTIONS: Copies of all public and private easements, covenants and restrictions~~

~~188 affecting the Property and a written determination by a qualified independent third party that none of these prohibit or~~

~~189 significantly delay or increase the costs of the proposed use or development identified at lines 181-183~~

~~190 APPROVALS: All applicable governmental permits, approvals and licenses, as necessary and appropriate, or~~

~~191 the final discretionary action by the granting authority prior to the issuance of such permits, approvals and licenses, for~~

~~192 the following items related to Buyer~~’~~s proposed use:~~

~~193 ______________or delivering written notice~~

~~194 to Seller if the item(s) cannot be obtained or can only be obtained subject to conditions which significantly increase the~~

~~195 cost of Buyer~~’~~s proposed use described at lines 181-183.~~

~~196 ACCESS TO PROPERTY: Written verification that there is legal vehicular access to the Property from public~~

~~197 roads.~~

~~198 LAND USE APPROVAL/PERMITS: This Offer is contingent upon (Buyer)(Seller) STRIKE ONE (~~“~~Buyer~~” ~~if neither~~

~~199 stricken) obtaining the following, including all costs: a CHECK ALL THAT APPLY : __ rezoning; __conditional use permit;~~
~~200 __variance; __other__________ for the Property for its proposed use described at lines 181-183.~~
~~201 Seller agrees to cooperate with Buyer as necessary to satisfy this contingency. Buyer shall deliver, within days of~~

~~202 acceptance, written notice to Seller if any item cannot be obtained, in which case this Offer shall be null and void.~~

203 ✔ MAP OF THE PROPERTY: This Offer is contingent upon (Buyer obtaining) (Seller providing) STRIKE ONE (“Seller

204 providing” if neither is stricken) a ______________survey

205 (ALTA/NSPS Land Title Survey if survey type is not specified) dated subsequent to the date of acceptance of this Offer and

206 prepared by a registered land surveyor, ~~within ___ days (~~“~~30~~” ~~if left blank) after acceptance,~~ at (Buyer's)
207 (Seller's) STRIKE ONE (“Seller’s” if neither is stricken) expense. The map shall show minimum of acres,
208 maximum of acres, the legal description of the Property, the Property's boundaries and dimensions, visible

209 encroachments upon the Property, the location of improvements, if any, and: Shall be prepared and delivered in

210 accordance with Addendum A. .

211 STRIKE AND COMPLETE AS APPLICABLE Additional map features which may be added include, but are not limited to:

212 staking of all corners of the Property; identifying dedicated and apparent streets; lot dimensions; total acreage or square

213 footage; utility installations; easements or rights-of-way. Such survey shall be in satisfactory form and accompanied by any

214 required surveyor's certificate sufficient to enable Buyer to obtain removal of the standard survey exception(s) on the title

215 policy.

216 CAUTION: Consider the cost and the need for map features before selecting them. Also consider the time required

217 to obtain the map when setting the deadline.

218 This contingency shall be deemed satisfied unless Buyer, within 5 days after the deadline for delivery of said map, delivers

219 to Seller a copy of the map and a written notice which identifies: (1) a significant encroachment; (2) information materially

220 inconsistent with prior representations; (3) failure to meet requirements stated within this contingency; or (4) the existence

221 of conditions that would prohibit the Buyer's intended use of the Property described at lines 181-183. Upon delivery of

222 Buyer’s notice, this Offer shall be null and void. Once the deadline for delivery has passed, if Seller was responsible to

223 provide the map and failed to timely deliver the map to Buyer, Buyer may terminate this Offer if Buyer delivers a written

224 notice of termination to Seller prior to Buyer’s Actual Receipt of said map from Seller.

225 ✔DOCUMENT REVIEW CONTINGENCY: This Offer is contingent upon Seller delivering the following documents to

226 Buyer within ____ days (“30” if left blank) after acceptance: CHECK THOSE THAT APPLY; STRIKE AS APPROPRIATE

227 ___ Documents evidencing the sale of the Property has been properly authorized, if Seller is a business entity.

228 ___ A complete inventory of all furniture, fixtures, equipment and other personal property included in this transaction which

229 is consistent with representations made prior to and in this Offer.

230 ___ Uniform Commercial Code lien search as to the personal property included in the purchase price, showing the Property

231 to be free and clear of all liens, other than liens to be released prior to or at closing.

232 ___ Rent roll.

233 ✔ Other SEE ADDENDUM A.

234 ________________________________.

235 Additional items which may be added include, but are not limited to: building, construction or component warranties,

236 previous environmental site assessments, surveys, title commitments and policies, maintenance agreements, other

237 contracts relating to the Property, existing permits and licenses, recent financial operating statements, current and future

238 rental agreements, notices of termination and non-renewal, and assessment notices.

239 All documents Seller delivers to Buyer shall be true, accurate, current and complete. Buyer shall keep all such documents

240 confidential and disclose them to third parties only to the extent necessary to implement other provisions of this Offer. Buyer

241 shall return all documents (originals and any reproductions) to Seller if this Offer is terminated. *prior to the expiration of the Due Diligence Period

242 ■ CONTINGENCY SATISFACTION: This contingency shall be deemed satisfied unless Buyer,* ~~within days (~~“~~5~~” ~~if left~~

~~243 blank) after the deadline for delivery of the documents, delivers to Seller a written notice indicating this contingency has not~~

244 been satisfied. Such notice shall identify which document(s) have not been timely delivered or do not meet the standard set

245 forth for the document(s). Upon delivery of such notice, this Offer shall be null and void.

246 ENVIRONMENTAL EVALUATION CONTINGENCY: This Offer is contingent upon a qualified independent

247 environmental consultant of Buyer’s choice conducting an Environmental Site Assessment of the Property (see lines 274-

248 291), at (Buyer’s) (Seller’s) expense STRIKE ONE (“Buyer’s” if neither is stricken), which discloses no Defects.

249 NOTE: “Defect” as defined on lines 523-525 means a condition that would have a significant adverse effect on the

250 value of the Property; that would significantly impair the health or safety of future occupants of the Property; or

251 that if not repaired, removed or replaced would significantly shorten or adversely affect the expected normal life

252 of the premises.

253 For the purpose of this contingency, a Defect is defined to also include a material violation of environmental laws, a material

254 contingent liability affecting the Property arising under any environmental laws, the presence of an underground storage

255 tank(s) or material levels of hazardous substances either on the Property or presenting a significant risk of contaminating

256 the Property due to future migration from other properties. Defects do not include conditions the nature and extent of which

257 Buyer had actual knowledge or written notice before signing the Offer.

258 ■ CONTINGENCY SATISFACTION: This contingency shall be deemed satisfied unless Buyer, within ___ days (“30” if

259 left blank) after acceptance, delivers to Seller a copy of the Environmental Site Assessment report and a written notice

260 listing the Defect(s) identified in the Environmental Site Assessment report to which Buyer objects (Notice of Defects).

261 CAUTION: A proposed amendment is not a Notice of Defects and will not satisfy this notice requirement.

262 ■ RIGHT TO CURE: Seller (shall) (shall not) STRIKE ONE (“shall” if neither is stricken) have a right to cure the Defects.

263 If Seller has the right to cure, Seller may satisfy this contingency by:

264 (1) delivering written notice to Buyer within (“10” if left blank) days after Buyer's delivery of the Notice of

265 Defects stating Seller’s election to cure Defects;

266 (2) curing the Defects in a good and workmanlike manner; and

267 (3) delivering to Buyer a written report detailing the work done no later than three days prior to closing.

268 This Offer shall be null and void if Buyer makes timely delivery of the Notice of Defects and written Environmental Site

269 Assessment report and:

270 (1) Seller does not have a right to cure; or

271 (2) Seller has a right to cure but:

272 (a) Seller delivers written notice that Seller will not cure; or

273 (b) Seller does not timely deliver the written notice of election to cure.

274 ■ ENVIRONMENTAL SITE ASSESSMENT: An “Environmental Site Assessment” (also known as a “Phase I Site Assessment”)

275 may include, but is not limited to: (1) an inspection of the Property; (2) a review of the ownership and use history of the

276 Property, including a search of title records showing private ownership of the Property for a period of 80 years prior to the

277 visual inspection; (3) a review of historic and recent aerial photographs of the Property, if available; (4) a review of

278 environmental licenses, permits or orders issued with respect to the Property (5) an evaluation of results of any

279 environmental sampling and analysis that has been conducted on the Property; and (6) a review to determine if the Property

280 is listed in any of the written compilations of sites or facilities considered to pose a threat to human health or the environment

281 including the National Priorities List, the Department of Nature Resources’ (DNR) Registry of Waste Disposal Sites, the

282 DNR’s Contaminated Lands Environmental Action Network, and the DNR’s Remediation and Redevelopment (RR) Sites

283 Map including the Geographical Information System (GIS) Registry and related resources. Any Environmental Site

284 Assessment performed under this Offer shall comply with generally recognized industry standards (e.g. current American

285 Society of Testing and Materials “Standard Practice for Environmental Site Assessments”), and state and federal guidelines,

286 as applicable.

287 CAUTION: Unless otherwise agreed an Environmental Site Assessment does not include subsurface testing of the

288 soil or groundwater or other testing of the Property for environmental pollution. If further investigation is required,

289 insert provisions for a Phase II Site Assessment (collection and analysis of samples), Phase III Environmental Site

290 Assessment (evaluation of remediation alternatives) or other site evaluation at lines 620-650 or attach as an

291 addendum per line 676.

292 INSPECTIONS AND TESTING Buyer may only conduct inspections or tests if specific contingencies are included as a

293 part of this Offer. An “inspection” is defined as an observation of the Property, which does not include an appraisal or testing

294 of the Property, other than testing for leaking carbon monoxide, or testing for leaking LP gas or natural gas used as a fuel

295 source, which are hereby authorized. A “test” is defined as the taking of samples of materials such as soils, water, air or

296 building materials from the Property for laboratory or other analysis of these materials. Seller agrees to allow Buyer’s

297 inspectors, testers and appraisers reasonable access to the Property upon advance notice, if necessary, to satisfy the

298 contingencies in this Offer. Buyer or licensees or both may be present at all inspections and testing. Except as otherwise

299 provided, Seller’s authorization for inspections does not authorize Buyer to conduct testing of the Property.

300 NOTE: Any contingency authorizing testing should specify the areas of the Property to be tested, the purpose of

301 the test, (e.g., to determine if environmental contamination is present), any limitations on Buyer's testing and any

302 other material terms of the contingency.

303 Buyer agrees to promptly restore the Property to its original condition after Buyer’s inspections and testing are completed

304 unless otherwise agreed to with Seller. Buyer agrees to promptly provide copies of all inspection and testing reports to

305 Seller. Seller acknowledges that certain inspections or tests may detect environmental pollution which may be required to

306 be reported to the Wisconsin Department of Natural Resources.

307 INSPECTION CONTINGENCY: This contingency only authorizes inspections, not testing (see lines 292-306).

308 (1) This Offer is contingent upon a qualified independent inspector(s) conducting an inspection(s) of the Property which

309 discloses no Defects.

310 (2) This Offer is further contingent upon a qualified independent inspector or independent qualified third party performing

311 an inspection of ____________

312 _____________________________

313 (list any Property feature(s) to be separately inspected, e.g., dumpsite, etc.) which discloses no Defects.

314 (3) Buyer may have follow-up inspections recommended in a written report resulting from an authorized inspection,

315 provided they occur prior to the Deadline specified at line 320. Each inspection shall be performed by a qualified

316 independent inspector or independent qualified third party.

317 Buyer shall order the inspection(s) and be responsible for all costs of inspection(s).

318 CAUTION: Buyer should provide sufficient time for the primary inspection and/or any specialized inspection(s), as

319 well as any follow-up inspection(s).

320 This contingency shall be deemed satisfied unless Buyer, within ___ days (“20” if left blank) after acceptance, delivers

321 to Seller a copy of the inspection report(s) dated after the date on line 1 of this Offer and a written notice listing the Defect(s)

322 identified in the inspection report(s) to which Buyer objects (Notice of Defects).

323 CAUTION: A proposed amendment is not a Notice of Defects and will not satisfy this notice requirement.

324 For the purpose of this contingency, Defects do not include conditions the nature and extent of which Buyer had actual

325 knowledge or written notice before signing the Offer.

326 NOTE: “Defect” as defined on lines 523-525 means a condition that would have a significant adverse effect on the

327 value of the Property; that would significantly impair the health or safety of future occupants of the Property; or

328 that if not repaired, removed or replaced would significantly shorten or adversely affect the expected normal life

329 of the premises.

330 ■ RIGHT TO CURE: Seller (shall)(shall not) STRIKE ONE (“shall” if neither is stricken) have a right to cure the Defects.

331 If Seller has the right to cure, Seller may satisfy this contingency by:

332(1) delivering written notice to Buyer within 10 days of Buyer's delivery of the Notice of Defects stating Seller’s election to

333 cure Defects;

334 (2) curing the Defects in a good and workmanlike manner; and

335 (3) delivering to Buyer a written report detailing the work done no later than three days prior to closing.

336 This Offer shall be null and void if Buyer makes timely delivery of the Notice of Defects and written inspection report(s) and:

337 (1) Seller does not have a right to cure; or

338 (2) Seller has a right to cure but:

339 (a) Seller delivers written notice that Seller will not cure; or

340 (b) Seller does not timely deliver the written notice of election to cure.

341 ~~IF LINE 342 IS NOT MARKED OR IS MARKED N/A LINES 392-403 APPLY.~~

342 FINANCING COMMITMENT CONTINGENCY: This Offer is contingent upon Buyer being able to obtain a written

343 _________[loan type or specific lender, if any] first mortgage loan commitment as described

344 below, within ____ days after acceptance of this Offer. The financing selected shall be in an amount of not less than $
345 ________ for a term of not less than ____ years, amortized over not less than years. Initial
346 monthly payments of principal and interest shall not exceed $ ____. Buyer acknowledges that lender’s

347 required monthly payments may also include 1/12th of the estimated net annual real estate taxes, hazard insurance

348 premiums, and private mortgage insurance premiums. The mortgage shall not include a prepayment premium. Buyer agrees

349 to pay discount points in an amount not to exceed % (“0” if left blank) of the loan. If Buyer is using multiple loan

350 sources or obtaining a construction loan or land contract financing, describe at lines 620-650 or in an addendum attached

351 per line 676. Buyer agrees to pay all customary loan and closing costs, wire fees, and loan origination fees, to promptly

352 apply for a mortgage loan, and to provide evidence of application promptly upon request of Seller. Seller agrees to allow

353 lender’s appraiser access to the Property.

354 ■ LOAN AMOUNT ADJUSTMENT: If the purchase price under this Offer is modified, any financed amount, unless otherwise

355 provided, shall be adjusted to the same percentage of the purchase price as in this contingency and the monthly payments

356 shall be adjusted as necessary to maintain the term and amortization stated above.

357 CHECK AND COMPLETE APPLICABLE FINANCING PROVISION AT LINE 358 or 359.

358 __FIXED RATE FINANCING: The annual rate of interest shall not exceed ___%.

359 __ADJUSTABLE RATE FINANCING: The initial interest rate shall not exceed ___%. The initial interest rate

360 shall be fixed for ___ months, at which time the interest rate may be increased not more than ___% (“2” if

361 left blank) at the first adjustment and by not more than ___% (“1” if left blank) at each subsequent adjustment.

362 The maximum interest rate during the mortgage term shall not exceed the initial interest rate plus % (“6” if

363 left blank). Monthly payments of principal and interest may be adjusted to reflect interest changes.

364 NOTE: If purchase is conditioned on Buyer obtaining financing for operations or development consider adding a

365 contingency for that purpose.

366 ■ SATISFACTION OF FINANCING COMMITMENT CONTINGENCY: If Buyer qualifies for the loan described in this Offer

367 or another loan acceptable to Buyer, Buyer agrees to deliver to Seller a copy of a written loan commitment.

368 This contingency shall be satisfied if, after Buyer’s review, Buyer delivers to Seller a copy of a written loan commitment

369 (even if subject to conditions) that is:

370 (1) signed by Buyer; or

371 (2) accompanied by Buyer’s written direction for delivery.

372 Delivery of a loan commitment by Buyer’s lender or delivery accompanied by a notice of unacceptability shall not satisfy

373 this contingency.

374 CAUTION: The delivered loan commitment may contain conditions Buyer must yet satisfy to obligate the lender to

375 provide the loan. Buyer understands delivery of a loan commitment removes the Financing Commitment

376 Contingency from the Offer and shifts the risk to Buyer if the loan is not funded.

377 ■ SELLER TERMINATION RIGHTS: If Buyer does not deliver a loan commitment on or before the Deadline on line 344.

378 Seller may terminate this Offer if Seller delivers a written notice of termination to Buyer prior to Seller’s Actual Receipt of

379 written loan commitment from Buyer.

380 ■ FINANCING COMMITMENT UNAVAILABILITY: If a financing commitment is not available on the terms stated in this

381 Offer (and Buyer has not already delivered an acceptable loan commitment for other financing to Seller), Buyer shall

382 promptly deliver written notice to Seller of same including copies of lender(s)' rejection letter(s) or other evidence of

383 unavailability.

384 SELLER FINANCING: Seller shall have 10 days after the earlier of:

385 (1) Buyer delivery of written notice of evidence of unavailability as noted in lines 380-383; or

386 (2) the Deadline for delivery of the loan commitment set on line 344

387 to deliver to Buyer written notice of Seller's decision to finance this transaction with a note and mortgage under the same

388 terms set forth in this Offer, and this Offer shall remain in full force and effect, with the time for closing extended accordingly.

389 If Seller's notice is not timely given, the option for Seller to provide financing shall be considered waived. Buyer agrees to

390 cooperate with and authorizes Seller to obtain any credit information reasonably appropriate to determine Buyer's credit

391 worthiness for Seller financing.

~~392 IF THIS OFFER IS NOT CONTINGENT ON FINANCING COMMITMENT Within days (“7” if left blank) after~~

~~393 acceptance, Buyer shall deliver to Seller either:~~

~~394 (1) reasonable written verification from a financial institution or third party in control of Buyer’s funds that Buyer has, at~~

~~395 the time of verification, sufficient funds to close; or~~

~~396 (2)______________________________________~~

~~397 ____________________[Specify documentation Buyer agrees to deliver to Seller].~~

~~398 If such written verification or documentation is not delivered, Seller has the right to terminate this Offer by delivering written~~

~~399 notice to Buyer prior to Seller~~’~~s Actual Receipt of a copy of Buyer~~’~~s written verification. Buyer may or may not obtain~~

~~400 mortgage financing but does not need the protection of a financing commitment contingency. Seller agrees to allow Buyer~~’~~s~~

~~401 appraiser access to the Property for purposes of an appraisal. Buyer understands and agrees that this Offer is not subject~~

~~402 to the appraisal meeting any particular value, unless this Offer is subject to an appraisal contingency, nor does the right of~~

~~403 access for an appraisal constitute a financing commitment contingency.~~

404 ✔ APPRAISAL CONTINGENCY: This Offer is contingent upon Buyer or Buyer’s lender having the Property appraised

405 at Buyer’s expense by a Wisconsin licensed or certified independent appraiser who issues an appraisal report dated

406 subsequent to the date stated on line 1 of this Offer, indicating an appraised value for the Property equal to or greater than

407 the agreed upon purchase price. * prior to the expiration of the Due Diligence Period
408 This contingency shall be deemed satisfied unless Buyer,*~~within ___ days after acceptance,~~ delivers to Seller a copy

409 of the appraisal report indicating an appraised value less than the agreed upon purchase price, and a written notice objecting

410 to the appraised value.

411 ~~■ RIGHT TO CURE: Seller (shall) (shall not) STRIKE ONE (“shall” if neither is stricken) have the right to cure.~~

~~412 If Seller has the right to cure, Seller may satisfy this contingency by delivering written notice to Buyer adjusting the purchase~~

~~413 price to the value shown on the appraisal report within days (~~“~~5~~” ~~if left blank) after Buyer~~’~~s delivery of the appraisal~~

~~414 report and the notice objecting to the appraised value. Seller and Buyer agree to promptly execute an amendment initiated~~

~~415 by either Party after delivery of Seller’s notice, solely to reflect the adjusted purchase price.~~

416 ~~This Offer shall be null and void if Buyer makes timely delivery of the notice objecting to appraised value and the written~~

~~417 appraisal report and:~~

~~418 (1) Seller does not have the right to cure; or~~

~~419 (2) Seller has the right to cure but:~~

~~420 (a) Seller delivers written notice that Seller will not adjust the purchase price; or~~

~~421 (b) Seller does not timely deliver the written notice adjusting the purchase price to the value shown on the appraisal~~

~~422 report.~~

~~423 SECONDARY OFFER: This Offer is secondary to a prior accepted offer. This Offer shall become primary upon~~

~~424 delivery of written notice to Buyer that this Offer is primary. Unless otherwise provided, Seller is not obligated to give Buyer~~

~~425 notice prior to any Deadline, nor is any particular secondary buyer given the right to be made primary ahead of other~~

~~426 secondary buyers. Buyer may declare this Offer null and void by delivering written notice of withdrawal to Seller prior to~~

~~427 delivery of Seller's notice that this Offer is primary. Buyer may not deliver notice of withdrawal earlier than ___ days (“7”~~

~~428 if left blank) after acceptance of this Offer. All other Offer Deadlines that run from acceptance shall run from the time this~~

~~429 Offer becomes primary.~~

430 CLOSING PRORATIONS The following items, if applicable, shall be prorated at closing, based upon date of closing values:

431 real estate taxes, rents, prepaid insurance (if assumed), private and municipal charges, property owners or homeowners

432 association assessments, fuel and all other usual and customary items

433 _____________________________.

434 CAUTION: Provide basis for utility charges, fuel or other prorations if date of closing value will not be used.

435 Any income, taxes or expenses shall accrue to Seller, and be prorated at closing, through the day prior to closing.

436 Real estate taxes shall be prorated at closing based on CHECK BOX FOR APPLICABLE PRORATION FORMULA:

437 ✔ The net general real estate taxes for the preceding year, or the current year if available (Net general real estate

438 taxes are defined as general property taxes after state tax credits and lottery credits are deducted). NOTE: THIS CHOICE

439 APPLIES IF NO BOX IS CHECKED.

440 Current assessment times current mill rate (current means as of the date of closing).

441 Sale price, multiplied by the municipality area-wide percent of fair market value used by the assessor in the prior

442 year, or current year if known, multiplied by current mill rate (current means as of the date of closing).

443 ________________________________________.

444 CAUTION: Buyer is informed that the actual real estate taxes for the year of closing and subsequent years may be

445 substantially different than the amount used for proration especially in transactions involving new construction,

446 extensive rehabilitation, remodeling or area-wide re-assessment. Buyer is encouraged to contact the local

447 assessor regarding possible tax changes.

448 Buyer and Seller agree to re-prorate the real estate taxes, through the day prior to closing based upon the taxes on

449 the actual tax bill for the year of closing, with Buyer and Seller each owing his or her pro-rata share. Buyer shall, within 5

450 days of receipt, forward a copy of the bill to the forwarding address Seller agrees to provide at closing. The Parties shall

451 re-prorate within 30 days of Buyer’s receipt of the actual tax bill. Buyer and Seller agree this is a post-closing obligation

452 and is the responsibility of the Parties to complete, not the responsibility of the real estate Firms in this transaction.

453 TITLE EVIDENCE

454 ■CONVEYANCE OF TITLE: Upon payment of the purchase price, Seller shall convey the Property by warranty deed

455 (trustee’s deed if Seller is a trust, personal representative’s deed if Seller is an estate or other conveyance as

456 provided herein) free and clear of all liens and encumbrances, ~~except: municipal and zoning ordinances and agreements~~

~~457 entered under them, recorded easements for the distribution of utility and municipal services, recorded building and use~~

~~458 restrictions and covenants, present uses of the Property in violation of the foregoing disclosed in Seller~~’~~s disclosure report,~~

~~459 and Real Estate Condition Report, if applicable, and in this Offer, general taxes levied in the year of closing and~~

460 subject only to the Permitted Exceptions as provided in Addendum A.

461 ______________________________

462 _________________(insert other allowable exceptions from title, if any) that constitutes

463 merchantable title for purposes of this transaction. Seller, at Seller’s cost, shall complete and execute the documents

464 necessary to record the conveyance and pay the Wisconsin Real Estate Transfer Fee.

465 WARNING: Municipal and zoning ordinances, recorded building and use restrictions, covenants and easements

466 may prohibit certain improvements or uses and therefore should be reviewed, particularly if Buyer contemplates

467 making improvements to Property or a use other than the current use.

468 ■ TITLE EVIDENCE: Seller shall give evidence of title in the form of an owner's policy of title insurance in the amount of

469 the purchase price on a current ALTA form issued by an insurer licensed to write title insurance in Wisconsin. Seller shall

470 pay all costs of providing title evidence to Buyer. Buyer shall pay the costs of providing the title evidence required by Buyer’s

471 lender and recording the deed or other conveyance.

472 ■ GAP ENDORSEMENT: Seller shall provide a “gap” endorsement or equivalent gap coverage at (Seller’s)(Buyer’s)

473 STRIKE ONE (“Seller’s” if neither stricken) cost to provide coverage for any liens or encumbrances first filed or recorded

474 after the commitment date of the title insurance commitment and before the deed is recorded, subject to the title insurance

475 policy conditions, exclusions and exceptions, provided the title company will issue the coverage. If a gap endorsement or

476 equivalent gap coverage is not available, Buyer may give written notice that title is not acceptable for closing (see lines 482-

477 489).

478 ■ ~~DELIVERY OF MERCHANTABLE TITLE: The required title insurance commitment shall be delivered to Buyer's attorney~~

~~479 or Buyer not more than ___ days (“15” if left blank) after acceptance showing title to the Property as of a date~~

~~480 no more than 15 days before delivery of such title evidence to be merchantable per lines 454-464, subject only to liens~~

~~481 which will be paid out of the proceeds of closing and standard title insurance requirements and exceptions.~~

~~482 ■ TITLE NOT ACCEPTABLE FOR CLOSING: If title is not acceptable for closing, Buyer shall notify Seller in writing of~~

~~483 objections to title within ___ days (“15” if left blank) after delivery of the title commitment to Buyer or Buyer’s attorney. In~~

~~484 such event, Seller shall have ___ days (“15” if left blank) from Buyer’s delivery of the notice stating title objections, to~~

~~485 deliver notice to Buyer stating Seller~~’~~s election to remove the objections by the time set for closing. If Seller is unable to~~

~~486 remove said objections, Buyer shall have five days from receipt of notice thereof, to deliver written notice waiving the~~

~~487 objections, and the time for closing shall be extended accordingly. If Buyer does not waive the objections, this Offer shall~~

~~488 be null and void. Providing title evidence acceptable for closing does not extinguish Seller~~’~~s obligations to give merchantable~~

~~489 title to Buyer.~~

490 ■ SPECIAL ASSESSMENTS/OTHER EXPENSES: Special assessments, if any, levied or for work actually commenced

491 prior to the date stated on line 1 of this Offer shall be paid by Seller no later than closing. All other special assessments

492 shall be paid by Buyer. “Levied” means the local municipal governing body has adopted and published a final resolution

493 describing the planned improvements and the assessment of benefits.

494 CAUTION: Consider a special agreement if area assessments, property owners association assessments, special

495 charges for current services under Wis. Stat. § 66.0627 or other expenses are contemplated. “Other expenses” are

496 one-time charges or ongoing use fees for public improvements (other than those resulting in special assessments)

497 relating to curb, gutter, street, sidewalk, municipal water, sanitary and storm water and storm sewer (including all

498 sewer mains and hook-up/connection and interceptor charges), parks, street lighting and street trees, and impact

499 fees for other public facilities, as defined in Wis. Stat. § 66.0617(1)(f).

500 LEASED PROPERTY If Property is currently leased and lease(s) extend beyond closing, Seller shall assign Seller's rights

501 under said lease(s) and transfer all security deposits and prepaid rents thereunder to Buyer at closing. The terms of the

502 (written) (oral) STRIKE ONE lease(s), if any, are ________

503 ____________________________________

504 ______________ Insert additional terms, if any, at lines 620-650 or attach as an addendum per line 676.

505 ~~ESTOPPEL LETTERS: Seller shall deliver to Buyer no later than 7 days (“7” if left blank) before closing, estoppel~~

~~506 letters dated within 15 days (“15” if left blank) before closing, from each non-residential tenant, confirming the lease term,~~

~~507 rent installment amounts, amount of security deposit, and disclosing any defaults, claims or litigation with regard to the lease~~

~~508 or tenancy.~~

509 DEFINITIONS

510 ■ ACTUAL RECEIPT: “Actual Receipt” means that a Party, not the Party’s recipient for delivery, if any, has the document

511 or written notice physically in the Party’s possession, regardless of the method of delivery. If the document or written notice

512 is electronically delivered, Actual Receipt shall occur when the Party opens the electronic transmission.

513 ■ BUSINESS DAY: “Business Day” means a calendar day other than Saturday, Sunday, any legal public holiday under

514 Wisconsin or Federal law, and any other day designated by the President such that the postal service does not receive

515 registered mail or make regular deliveries on that day.

516 ■ DEADLINES: “Deadlines” expressed as a number of “days” from an event, such as acceptance, are calculated by

517 excluding the day the event occurred and by counting subsequent calendar days. The Deadline expires at Midnight on the

518 last day. Additionally, Deadlines expressed as a specific number of Business Days are calculated in the same manner

519 except that only Business Days are counted while other days are excluded. Deadlines expressed as a specific number of

520 “hours” from the occurrence of an event, such as receipt of a notice, are calculated from the exact time of the event, and by

521 counting 24 hours per calendar day. Deadlines expressed as a specific day of the calendar year or as the day of a specific

522 event, such as closing, expire at Midnight of that day. “Midnight” is defined as 11:59 p.m. Central Time.

523 ■ DEFECT: “Defect” means a condition that would have a significant adverse effect on the value of the Property; that would

524  significantly impair the health and safety of future occupants of the Property; or that if not repaired, removed or replaced would

525 significantly shorten or adversely affect the expected normal life of the premises.

526 ■ FIRM:  “Firm” means a licensed sole proprietor broker or a licensed broker business entity.

527 ■ PARTY:  “Party” means the Buyer or the Seller; “Parties” refers to both Buyer and Seller.

528 ■ PROPERTY:  Unless otherwise stated, “Property” means the real estate described at lines 4-8.

529 INCLUSION OF OPTIONAL PROVISIONS Terms of this Offer that are preceded by an OPEN BOX (____) are part of

530 this Offer ONLY if the box is marked such as with and “X”. They are not part of this offer if marked “N/A” or are left blank.

531 PROPERTY DIMENSIONS AND SURVEYS Buyer acknowledges that any land, building or room dimensions, or total

532 acreage or building square footage figures, provided to Buyer by Seller or by a broker, may be approximate because of

533rounding, formulas used or other reasons, unless verified by survey or other means.

534 CAUTION: Buyer should verify total square footage formula, total square footage/acreage figures, and land,

535 building or room dimensions, if material.

536 DISTRIBUTION OF INFORMATION Buyer and Seller authorize the agents of Buyer and Seller to: (i) distribute copies of

537 the Offer to Buyer's lender, appraisers, title insurance companies and any other settlement service providers for the

538 transaction as defined by the Real Estate Settlement Procedures Act (RESPA); (ii) report sales and financing concession

539 data to multiple listing service sold databases; (iii) provide active listing, pending sale, closed sale and financing concession

540 information and data, and related information regarding seller contributions, incentives or assistance, and third party gifts,

541 to appraisers comparable sales, market conditions and listings, upon inquiry; and (iv) distribute copies of this

542 Offer to the seller, or seller’s agent, of another property that Seller intends on purchasing.

543 MAINTENANCE Seller shall maintain the Property and all personal property included in the purchase price until the earlier

544 of closing or Buyer’s occupancy, in materially the same condition it was in as of the date on line 1 of this Offer, except for

545 ordinary wear and tear and changes agreed upon by Parties.

546 PROPERTY DAMAGE BETWEEN ACCEPTANCE AND CLOSING If, prior to closing, the Property is damaged in an

547 amount not more than five percent of the purchase price, other than normal wear and tear, Seller shall promptly notify Buyer

548 in writing, and will be obligated to restore the Property to materially the same condition it was in as of the date on line 1 of

549 this Offer. Seller shall provide Buyer with copies of all required permits and lien waivers for the lienable repairs no later than

550 closing. If the amount of damage exceeds five percent of the purchase price, Seller shall promptly notify Buyer in writing of

551 the damage and this Offer may be terminated at option of Buyer. Should Buyer elect to carry out this Offer despite such

552 damage, Buyer shall be entitled to the insurance proceeds, if any, relating to the damage to the Property, plus a credit

553 towards the purchase price equal to the amount of Seller's deductible on such policy, if any. However, if this sale is financed

554 by a land contract or a mortgage to Seller, any insurance proceeds shall be held in trust for the sole purpose of restoring

555 the Property.

556 BUYER’S PRE-CLOSING WALK-THROUGH Within three days prior to closing, at a reasonable time pre-approved by

557 Seller or Seller's agent, Buyer shall have the right to walk through the Property to determine that there has been no

558 significant change in the condition of the Property, except for ordinary wear and tear and changes agreed upon by Parties,

559 and that any Defects Seller has agreed to cure have been repaired in the manner agreed to by the Parties.

560 OCCUPANCY Occupancy of the entire Property shall be given to Buyer at time of closing unless otherwise provided in

561 this Offer at lines 620-650 or in an addendum attached per line 676. At time of Buyer's occupancy, Property shall be in

562 broom swept condition and free of all debris, refuse, and personal property except for personal property belonging to current

563 tenants, or sold to Buyer or left with Buyer's consent. Occupancy shall be given subject to tenant's rights, if any.

564 DEFAULT Seller and Buyer each have the legal duty to use good faith and due diligence in completing the terms and

565 conditions of this Offer. A material failure to perform any obligation under this Offer is a default that may subject the defaulting

566 party to liability for damages or other legal remedies.

567 If Buyer defaults, Seller may:

568 ~~(1) sue for specific performance and request the earnest money as partial payment of the purchase price; or~~

569 (2) terminate the Offer and ~~have the option to:~~ (a) request the earnest money as liquidated damages; ~~or (b) sue for actual~~

~~570 damages.~~

571 If Seller defaults, Buyer may:

572 (1) sue for specific performance; or

573 (2) terminate the Offer and request the return of the earnest money, sue for actual damages, or both.

574 ~~In addition, the Parties may seek any other remedies available in law or equity.~~ The Parties understand that the availability

575 of any judicial remedy will depend upon the circumstances of the situation and the discretion of the courts. If either Party

576 defaults, the Parties may renegotiate the Offer or seek nonjudicial dispute resolution instead of the remedies outlined above.

577 By agreeing to binding arbitration, the Parties may lose the right to litigate in a court of law those disputes covered by the

578 arbitration agreement.

579 NOTE: IF ACCEPTED, THIS OFFER CAN CREATE A LEGALLY ENFORCEABLE CONTRACT. BOTH PARTIES

580 SHOULD READ THIS DOCUMENT CAREFULLY. THE FIRM AND ITS AGENTS MAY PROVIDE A GENERAL

581 EXPLANATION OF THE PROVISIONS OF THE OFFER BUT ARE PROHIBITED BY LAW FROM GIVING ADVICE OR

582 OPINIONS CONCERNING YOUR LEGAL RIGHTS UNDER THIS OFFER OR HOW TITLE SHOULD BE TAKEN AT

583 CLOSING. AN ATTORNEY SHOULD BE CONSULTED IF LEGAL ADVICE IS NEEDED.

584 ENTIRE CONTRACT This Offer, including any amendments to it, contains the entire agreement of the Buyer and Seller

585 regarding the transaction. All prior negotiations and discussions have been merged into this Offer. This agreement binds

586 and inures to the benefit of the Parties to this Offer and their successors in interest.

587 NOTICE ABOUT SEX OFFENDER REGISTRY You may obtain information about the sex offender registry and persons

588 registered with the registry by contacting the Wisconsin Department of Corrections on the Internet at http://www.doc.wi.gov

589 or by telephone at (608) 240-5830.

590 FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT (FIRPTA) Section 1445 of the Internal Revenue Code (IRC)

591 provides that a transferee (Buyer) of a United States real property interest must pay or withhold as a tax up to 15% of the

592 total “Amount Realized” in the sale if the transferor (Seller) is a “Foreign Person” and no exception from FIRPTA withholding

593 applies. A “Foreign Person” is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust, or foreign

594 estate. The “Amount Realized” is the sum of the cash paid, the fair market value of other property transferred, and the

595 amount of any liability assumed by Buyer.

596 CAUTION: Under this law if Seller is a Foreign Person, and Buyer does not pay or withhold the tax amount, Buyer

597 may be held directly liable by the U.S. Internal Revenue Service for the unpaid tax and a tax lien may be placed

598 upon the Property.

599 Seller hereby represents that Seller is a non-Foreign Person, unless (1) Seller represents Seller is a Foreign Person in a

600 condition report incorporated in this Offer per lines 93-95, or (2) no later than 10 days after acceptance, Seller delivers

601 notice to Buyer that Seller is a Foreign Person, in which cases the provisions on lines 607-609 apply.

602 IF SELLER IS A NON-FOREIGN PERSON. Seller shall, no later than closing, execute and deliver to Buyer, or a qualified

603 substitute (attorney or title company as stated in IRC § 1445), a sworn certification under penalties of perjury of Seller’s

604 non-foreign status in accordance with IRC § 1445. If Seller fails to timely deliver certification of Seller’s non-foreign status,

605 Buyer shall: (1) withhold the amount required to be withheld pursuant to IRC § 1445; or, (2) declare Seller in default of this

606 Offer and proceed under lines 571-578.

607 IF SELLER IS A FOREIGN PERSON. If Seller has represented that Seller is a Foreign Person, Buyer shall withhold the

608 amount required to be withheld pursuant to IRC § 1445 at closing unless the Parties have amended this Offer regarding

609 amounts to be withheld, any withholding exemption to be applied, or other resolution of this provision.

610 COMPLIANCE WITH FIRPTA. Buyer and Seller shall complete, execute, and deliver, on or before closing, any instrument,

611 affidavit, or statement needed to comply with FIRPTA, including withholding forms. If withholding is required under IRC §

612 1445, and the net proceeds due Seller are not sufficient to satisfy the withholding required in this transaction, Seller shall

613 deliver to Buyer, at closing, the additional funds necessary to satisfy the applicable withholding requirement. Seller also

614 shall pay to Buyer an amount not to exceed $1,000 for actual costs associated with the filing and administration of forms,

615 affidavits, and certificates necessary for FIRPTA withholding and any withholding agent fees.

616 Any representations made by Seller with respect to FIRPTA shall survive the closing and delivery of the deed.

617 Firms, Agents, and Title Companies are not responsible for determining FIRPTA status or whether any FIRPTA exemption

618 applies. The Parties are advised to consult with their respective independent legal counsel and tax advisors regarding

619 FIRPTA.

620 ADDITIONAL PROVISIONS/CONTINGENCIES This Offer is subject to all of the terms and conditions as provided in

621 Addendum A, which is attached hereto and made a part hereof. In case of any inconsistency between this Offer and

622 the terms of Addendum A, the terms of Addendum A shall govern.

623______________________________________

624______________________________________

625______________________________________

626______________________________________

627______________________________________

628______________________________________

629______________________________________

630______________________________________

631______________________________________

632______________________________________

633______________________________________

634______________________________________

635______________________________________

636______________________________________

637______________________________________

638______________________________________

639______________________________________

640______________________________________

641______________________________________

642______________________________________

643______________________________________

644______________________________________

645______________________________________

646______________________________________

647______________________________________

648______________________________________

649______________________________________

650______________________________________

651 TAX DEFERRED EXCHANGE If this Property is purchased or sold to accomplish an IRC § 1031 Tax Deferred exchange

652 of like-kind property, both Parties agree to cooperate with any documentation necessary to complete the exchange. The

653 exchangor shall hold the cooperating party harmless from any and all claims, costs or liabilities that may be incurred as a

654 result of the exchange.

655 DELIVERY OF DOCUMENTS AND WRITTEN NOTICES Unless otherwise stated in this Offer, delivery of documents and

656 written notices to a Party shall be effective only when accomplished by one of the authorized methods specified at lines

657 658-673.

658 (1) Personal: giving the document or written notice personally to the Party, or the Party's recipient for delivery if named at

659 660 or 661.

660 Name of Seller's recipient for delivery, if any:___________

661 Name of Buyer's recipient for delivery, if any: ___________

662 ____(2) Fax: fax transmission of the document or written notice to the following number:
663 Seller: (__ )_____________ Buyer: (__ )_______________

664 ____(3) Commercial: depositing the document or written notice, fees prepaid or charged to an account, with a

665 commercial delivery service, addressed either to the Party, or to the Party's recipient for delivery, for delivery to the Party's

666 address at line 669 or 670.

667 ____(4) U.S. Mail: depositing the document or written notice, postage prepaid, in the U.S. Mail, addressed either to the

668 Party, or to the Party's recipient for delivery, for delivery to the Party's address.

669 Address for Seller: 1328 Racine Street, Racine, WI 53403

670 Address for Buyer: _____________________________________

671 ✔ (5) Email: electronically transmitting the document or written notice to the email address.

672 Email Address for Seller:

673 Email Address for Buyer: joshua@jjeffers.com, copy to kyle.jones@carlsonblack.com

674 PERSONAL DELIVERY/ACTUAL RECEIPT Personal delivery to, or Actual Receipt by, any named Buyer or Seller

675 constitutes personal delivery to, or Actual Receipt by, all Buyers or Sellers.

676 ✔ ADDENDA: The attached Addendum A is/are made part of this Offer.

677 This Offer was drafted by [Licensee and Firm] Atty. Kyle J.W. Jones, Carlson Black O'Callaghan & Battenberg LLP

678 Buyer Entity Name (if any): J. Jeffers & Co., LLC, and/or its assigns

679 (x)____________________Joshua Jeffers President/CEO 3/8/2022

680 Buyer’s/Authorized Signature ▲ Print Name/Title Here ► Date ▲

681 (x)_________________________________________________________

682 Buyer’s/Authorized Signature ▲ Print Name/Title Here ► Date ▲

684 SELLER ACCEPTS THIS OFFER. THE WARRANTIES, REPRESENTATIONS AND COVENANTS MADE IN THIS

685 OFFER SURVIVE CLOSING AND THE CONVEYANCE OF THE PROPERTY. SELLER AGREES TO CONVEY THE

686 PROPERTY ON THE TERMS AND CONDITIONS AS SET FORTH HEREIN AND ACKNOWLEDGES RECEIPT OF A

687 COPY OF THIS OFFER.

688 Seller Entity Name (if any):Twin Disc, Inc._______________

689 (x)________________________________________________________

690 Seller’s/Authorized Signature ▲ Print Name/Title Here ► Date ▲

691 (x)_________________________________________________________

692 Seller’s/Authorized Signature ▲ Print Name/Title Here ► Date ▲

693 This Offer was presented to Seller by [Licensee and Firm]_________________________

694 ________________________ on ____________ at _______a.m./p.m.
695 This Offer is rejected ________ ______ This Offer is countered [See attached counter] _________ _____

696 Seller Initials▲ Date▲ Seller Initials▲ Date▲

Addendum A

To WB-15 Commercial Offer to Purchase

This Addendum A (“Addendum”) is made part of the WB-15 Commercial Offer to Purchase submitted by J. Jeffers & Co., LLC, a Wisconsin limited liability company, and/or its assigns, as “Buyer”, to Twin Disc, Inc., a Wisconsin corporation, as “Seller,” dated March 4, 2022 (“Offer”), for the property located at 1212 Thirteenth Street, 1333 Racine Street, 1328 Racine Street, 1311 Fourteenth Street, City of Racine, Racine County, Wisconsin, as depicted on the attached and incorporated Exhibit A (collectively, the “Property”). In addition to the terms and conditions in the Offer, the provisions in this Addendum shall be part of the agreement between Buyer and Seller (collectively, the Offer and this Addendum are the “Agreement”). The terms in this Addendum shall govern and control to the extent of any inconsistency or conflict between the terms of this Addendum and the Offer.

1. Earnest Money. Within five (5) business days from the Effective Date, Buyer shall deposit the sum of Fifty Thousand Dollars ($50,000.00) as earnest money (“Earnest Money”). The Earnest Money shall be held by Knight Barry Title Company (“Title Company”) pursuant to Title Company’s joint order escrow agreement which Buyer, Seller, and Title Company shall execute and deliver within three (3) business days of the Effective Date. Buyer shall be entitled to a full refund of the Earnest Money: (a) if Buyer exercises its right to terminate this Agreement prior to expiration of the Due Diligence Period, or (b) the Closing does not occur due to Seller’s default under this Agreement. If the Closing occurs, the Earnest Money shall be credited to the Purchase Price.

2. Closing. Consummation of the purchase and sale of the Property (“Closing”) shall occur at Title Company (whether in person or by mail/fax/email/overnight delivery) within thirty (30) days after the satisfaction or waiver of Buyer’s Contingencies, or on another date mutually agreed by the parties (“Closing Date”). Seller shall deliver to Buyer at Closing (i) a Special Warranty Deed, free and clear of all liens and encumbrances, except Permitted Exceptions approved by Buyer as provided herein, (ii) an assignment of any and all leases encumbering the Property which Buyer elects to assume at Closing, and (iii) any other documents reasonably required by Buyer or Title Company and acceptable in form to Seller to consummate the transaction contemplated by this Agreement. Seller further agrees to complete and execute the documents necessary to record the conveyance including, but not limited to, a Wisconsin Real Estate Transfer Return. Seller shall pay all state, county, and other local transfer taxes and recording fees for the conveyance of the Property, recording costs to clear title to the Property, and one-half of any closing or escrow fees, and the fees of Seller’s attorneys.

3. Buyer’s Contingencies. In addition to those contingencies set forth in the Offer, Buyer’s obligation to purchase the Property is conditioned upon satisfaction or waiver of each of “Buyer’s Contingencies” set forth below in this Section 3. Buyer may terminate this Agreement for any reason, or for no reason at all, or if any of Buyer’s Contingencies are unsatisfactory, determined in Buyer’s sole and absolute discretion, exercised by written notice given to Seller within ninety (90) days after the Effective Date (“Due Diligence Period”). If Buyer terminates this Agreement by the expiration of the Due Diligence Period, the Earnest Money shall be returned to Buyer without further notice to or approval by Seller. If Buyer fails to give Seller notice terminating this Agreement pursuant to any of Buyer’s Contingencies prior to expiration of the Due Diligence Period, Buyer shall be deemed to have satisfied Buyer’s Contingencies and the parties shall proceed to Closing.

(a) ENVIRONMENTAL REVIEW. Buyer shall have the right, at its sole cost and expense, to review the environmental condition of the Property and to engage consultants of Buyer's choice to prepare a Phase I Environmental Site Assessment, Phase II, or any other environmental review, inspection, or testing of the Property which Buyer may deem necessary or appropriate; provided that such other environmental review, inspection or testing of the Property does not involve any unreasonably invasive testing or inspection of the Property. Seller shall have the option to cure any defects or issues raised in any report obtained by Buyer under this Section 3(a), provided, however, that Buyer expressly reserves its right to terminate the Agreement, and be entitled to a full return of the Earnest Money, in the event that (i) Seller elects not to cure any such defects or issues raised in any report under this Section 3(a), or (ii) Seller elects to cure any such defects or issues raised in any report under this Section 3(a), but fails to cure the same in a manner reasonably satisfactory to Buyer in Buyer’s sole and absolute discretion prior to the time set for Closing.

(b) PHYSICAL INSPECTION. Buyer may obtain, at its sole cost and expense, a physical inspection of the Property by a building inspector, contractor, structural engineer or other qualified consultant which concludes the Property is suitable in all respects for Buyer’s intended use of the Property.

(c) DOCUMENT INSPECTION. Buyer may review all documents and items related to the Property and confirm they are acceptable to Buyer in all respects and that it is feasible and financially viable to operate the Property for Buyer’s intended use. Within ten (10) days after the Effective Date, Seller shall deliver to Buyer the following documents, reports, and materials related to the Property in Seller’s possession or reasonably obtainable by Seller:

(i) Copies of all current leases, licenses, or other documents giving third parties a right to use or occupy the Property, including a certified rent roll for the Property;

(ii) Copies of all financial statements, budgets, or other documents evidencing the financial condition of the Property, if any;

(iii) Copies of all plans, structural and engineering reports, operating manuals, mechanical and electrical plans and drawings, blueprints and specifications and other similar/related documents with respect to the Property, including electronic formats (e.g., CAD files);

(iv) Copies of any current service contracts or service contracts which expired or were terminated within the past year, a list with contact information of service providers of any service performed on the Property within the past year;

(v) Any surveys, environmental reports, soil investigation reports, and any other report associated with tests or investigations performed on the Property; and

(vi) Any pending, proposed, or threatened litigation that would in any way affect the Property or Buyer’s intended use of the Property.

(d) APPRAISAL CONTINGENCY. See Lines 404 to 410 of the Offer.

(e) BUYER’S INTENDED USE. Buyer’s ability to obtain all necessary governmental reviews, permits and approvals (collectively, the “Governmental Approvals”) necessary for Buyer’s intended use of the Property as multifamily/museum. Seller agrees to reasonably cooperate with Buyer (which shall not include the incurrence of any expense by Seller) in obtaining Government Approvals for Buyer’s intended use of the Property, including, without limitation: (i) joining in and/or signing any documents, instruments, applications or petitions required of the owner of the Property related to the Governmental Approvals sought by Buyer, and (ii) upon the request of the Buyer, appearing at any hearing in person or by agent to support Buyer’s efforts to obtain Governmental Approvals.

(f) CONDITION OF TITLE AND SURVEY.

(i) Within thirty (30) days after the Effective Date, Buyer shall obtain, at Seller’s expense, a title commitment issued by the Title Company committing to provide an ALTA owner’s policy of title insurance, together with copies of all documents listed as exceptions to title (collectively, “Title Commitment”), showing good and marketable fee simple title vested in the Seller, free and clear of all easements, security interests, title defects, mortgages, pledges, leases, rights of way, liens or other encumbrances of any nature (collectively, “Encumbrances”) except mortgages and related Encumbrances which Seller satisfies and causes to be released at or before Closing, and real property taxes and special assessments being prorated or paid at Closing under this Agreement.

(ii) Within sixty (60) days after the Effective Date, Seller, at its sole cost and expense, shall obtain an ALTA/ACSM land title survey (“Survey”) with Table A items 1, 2, 3, 4, 6a, 6b, 7a, 7b1, 8, 9, 13, 16, and 17 identified thereon, prepared by a licensed land surveyor certified to Buyer and Title Company showing, among other items, the Property boundaries and all improvements, wetlands, floodplains, encroachments, and easements. The Survey shall be acceptable to Title Company for purposes of removing and eliminating standard survey exceptions and to Buyer for Buyer’s intended use.

(iii) Prior to the expiration of Buyer’s Due Diligence Period, Buyer shall give Seller written notice objecting to any condition shown on the Survey or Title Commitment (“Buyer’s Title Notice”). In the event Seller is unable or unwilling to cure any or all of the objections contained within Buyer’s Title Notice, Seller shall so notify Buyer in writing within five (5) business days of receipt of Buyer’s Title Notice (“Seller’s Title Response”). Buyer may terminate this Agreement by delivering written notice thereof to Seller not later than five (5) days after receipt of Seller’s Title Response (“Buyer’s Title Approval Date”). If Buyer does not terminate this Agreement, then this contingency shall be satisfied, but if Seller does not cause any of Buyer’s title objections to be removed or otherwise cured to Buyer’s satisfaction by the Closing Date in accordance with Seller’s Title Response, Buyer may either (A) terminate this Agreement and shall be entitled to a full return of the Earnest Money, or (B) waive the objection and close on the purchase of the Property.

(iv) Any exceptions to the Title Commitment not objected to, approved, or waived by Buyer pursuant to this Section shall be deemed “Permitted Exceptions” provided, however, the following shall not be included in Permitted Exceptions (and Buyer shall not be required to object to any of the following): (A) mortgages and related Encumbrances, which Seller shall satisfy and cause to be released at or before Closing, (B) real property taxes and special assessments which are required to be prorated or paid at Closing under this Agreement, (C) standard exceptions which can be removed by one or more affidavits of Seller to the Title Company, which Seller shall be required to provide at Closing, or (D) standard exceptions which can be removed by the Survey.

(v) Seller shall pay all costs of providing the Title Commitment whether the parties proceed to Closing, and the cost of issuing the ALTA owner’s title insurance policy at Closing pursuant to the Title Commitment in the amount of the Purchase Price, including gap coverage.

4. Access to Property. From the Effective Date until the earlier of the Closing Date or the date this Agreement is terminated, Seller grants Buyer a right and license to enter the Property upon advance notice and coordination with Seller or its representatives for the purpose of satisfying Buyer’s Contingencies. Buyer shall restore the Property to substantially the same condition existing prior to any activities on the Property related to Buyer’s Contingencies.

5. Lease. Buyer’s and Seller’s obligation to close on the purchase and sale of the Property contemplated by this Agreement is contingent up both parties entering into a lease at Closing in form and substance acceptable to Buyer and Seller in each party’s sole and absolute discretion (the “Lease”) upon which Seller shall lease the Property, or a portion thereof, from Buyer for a term of eighteen (18) months with rent of Twenty Five Thousand and No/100 Dollars ($25,000.00) per month and on a triple-net basis with Buyer (as Landlord) having the right to terminate the Lease upon giving Seller (as Tenant) six (6) months’ written notice any time after the first twelve months of the Lease term.

6. Adequate Consideration. Buyer and Seller acknowledge Buyer will expend material sums of money in reliance on Seller’s obligations under this Agreement, negotiating and executing this Agreement, furnishing the Earnest Money, evaluating Buyer’s Contingencies and preparing for Closing. Buyer would not have executed this Agreement without the availability of Buyer’s Contingencies. Accordingly, Buyer and Seller agree adequate consideration exists to support each party’s obligations under this Agreement, and Buyer and Seller each waive any rights to challenge the enforceability of this Agreement on the basis any of the conditions or contingencies set forth in this Agreement are in a party’s sole discretion or any of the agreements contained in this Agreement are illusory.

7. Representations. Seller represents and warrants the following are true and correct as of the date of this Agreement and shall be true on the Closing Date:

(a) Seller owns the Property free and clear of all encumbrances arising by, through, or under Seller, including easements, security interests, mortgages, pledges, leases, rights of way, real property taxes and assessments, liens or other encumbrances of a similar nature except as shown on the Title Commitment.

(b) Seller has not entered into any other contracts for sale of the Property, nor are there any rights of first refusal or options to purchase the Property or any other rights of others that might prevent the consummation of this Agreement.

(c) Seller is either duly organized or registered and authorized to conduct business in the State of Wisconsin.

(d) The person signing below on behalf of Seller is duly authorized to do so and bind such Seller under this Agreement.

Buyer hereby acknowledges that: (a) Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, and (b) other than as specifically set forth in Sections 7(a), (b), (c), and (d) of this Agreement, Seller is not making and has not at any time made any representation or warranty of any kind or nature, either oral or written, directly or indirectly, expressed, implied, statutory or otherwise, with respect to the Property, including, without limitation, representations or warranties as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith.

Seller makes no representation or warranties as to any previous or present generation, storage, disposal or existence of any oil, petroleum products, or other hazardous materials, as defined under applicable Environmental Laws (collectively, “Hazardous Materials”) in, on, under or about the Property, and Buyer specifically waives any private right of action provided under applicable Environmental Laws to recover or be reimbursed for any liabilities, costs, fees or expenses from Seller, except that Buyer does not waive, and expressly reserves, any private right of action it might have related to Seller’s intentional concealment of any known Hazardous Materials located on the Property. As used herein, the term “Environmental Laws” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 (“CERCLA”), the Resource Conservation and Recovery Act of 1986 (“RCRA”), and any and all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees of the United States, the State of Wisconsin or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property, relating to pollution, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into, or the presence thereof in, the environment (including, without limitation, ambient air, surface water, ground water or land or soil), as any or all of the same may be amended from time to time.

Buyer acknowledges it is being given sufficient time to investigate the Property and if Buyer proceeds with the purchase of the Property, it shall be based upon Buyer’s familiarity with the Property, Buyer’s due diligence relating the Property and Buyer’s experience and knowledge as to the market in which the Property is situated and as to investment in and operation of real estate in the nature of the Property and commercial real estate in general and not in reliance upon any warranty or representation of Seller, its agents or employees. Buyer acknowledges that it shall purchase the Property on the Closing Date in its “AS IS, WHERE IS AND WITH ALL FAULTS” condition, without any representation or warranty whatsoever, as to the condition of the Property or the fitness of the Property for the Buyer’s intended use, and Buyer fully assumes the risk that adverse latent or patent physical, structural, environmental, economic or legal conditions may not have been revealed by Buyer’s investigations and Buyer is willing to purchase the Property based solely on its investigations and not in reliance upon any representation or statement of Seller or its agents or employees not expressly set forth in this Agreement. Buyer acknowledges that the Purchase Price to be paid to Seller for the Property reflects that the Property is being sold without Seller warranty of any kind or nature. The provisions of this Section 7 of this Agreement shall survive the Closing hereunder.

8. Covenants and Conditions to Closing.

(a)

Buyer shall not be required to assume any service contracts or leases for the Property, all of which must be terminated by Seller prior to (and as a condition of) Closing if requested by Buyer. If Buyer elects to assume any warranties or service contracts for the Property, Seller shall enter into an assignment of contracts and warranties conveying all of Buyer’s rights in and under any contracts or warranties to Buyer free and clear of all encumbrances and Buyer shall assume only those Seller obligations arising on or after the Closing relating to such assigned contracts and warranties, together with the consent of all parties having a right to consent to such assignment.

(b)	Seller shall not enter into any new agreement or lease for any or all of the Property without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion.

(c)

Prior to the Closing, Seller and Buyer shall mutually agree on a list of all of Seller’s personal property used exclusively in the management, use, operation, and maintenance of the Property. At Closing, Seller shall convey the personal property identified on such list to Buyer pursuant to a bill of sale, but in an AS IS, WHERE IS physical condition.

(d)

After the Effective Date and prior to Closing, Seller shall operate and maintain the Property in the ordinary course of business in accordance with prudent, reasonable business standards, including the maintenance of adequate liability insurance and insurance against loss. Seller shall not perform any material modifications to the Property or the operations thereof, including undertaking any construction or renovations, or terminating any leases in place as of the Effective Date, without the prior written consent of the Seller.

9. Assignment. Buyer and its successors and assigns shall have the right to freely assign this Agreement.

10. Dates and Deadlines. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Wisconsin for observance thereof.

11. Construction. Buyer and Seller acknowledge that this Agreement has been negotiated at arm’s length and that no one party shall be construed as the draftsperson. The captions and headings appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of this Agreement. If any provisions (or any portion of any provision) of this Agreement is held to be illegal, invalid, or unenforceable, under present or future laws effective during the term of this Agreement, the legality, validity, and enforceability of the remaining provisions (or the balance of such provision) shall not be affected thereby.

12. Waiver. Any waiver with respect to any provision of the Agreement shall not be effective unless in writing and signed by the party against whom it is asserted. The waiver of any provision of this Agreement by a party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or as a waiver of any other provision of this Agreement.

13. Execution. This Agreement may be executed electronically and in any number of counterparts, each of which shall be an original binding the signing party and all of which together shall be one and the same instrument. Each person signing below represents and warrants that he/she is authorized to sign on behalf of and bind his/her respective party to this Agreement. Signature of this Addendum shall bind the parties to the entire Agreement, including the Offer to which it is attached, and a lack of signatures on the Offer shall not affect the enforceability of the Agreement as a whole.

14. Further Assurances. Each party covenants and agrees that they will execute and deliver such other and further documents and take such additional actions as are reasonably required to carry out, to the fullest extent, the intent and purposes of this Agreement.

15. Brokerage Commissions. Buyer and Seller represent to one another that other than The Boerke Company (“Seller’s Broker”), neither party has engaged a broker in connection with this transaction. Seller shall be responsible for the commission due to Seller’s Broker, payable if and when the Closing occurs, pursuant to the terms of separate commission agreement between Seller and Seller’s Broker.

[signatures on following page]

In witness whereof, the parties have executed this Agreement effective as of the latest date set forth below (the “Effective Date”).

BUYER: J. Jeffers & Co., LLC, a Wisconsin limited liability company

By:   /s/ Joshua Jeffers

Name: Joshua Jeffers

Title: President/CEO

Dated: 3/8/2022

SELLER: Twin Disc, Inc., a Wisconsin corporation

By:  /s/ John H. Batten

Name:  John J. Batten

Title:  CEO

Dated: 3/10/2022

EXHIBIT A

Property Depiction

[see attached]

79E95-DA34-4D32-B794-89252B065563
08676000
08870001
08846001
Washington Ave
13th St
13th St
13th St
13th St
Racine St
14th St
14th St
14th St
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